Oasis Petroleum Successfully Completes Financial Restructuring

Emerges from Chapter 11 with a Significantly Stronger Balance Sheet,
Poised for Long-Term Returns-Focused Success

HOUSTON, November 19, 2020 – Oasis Petroleum Inc. (“Oasis Petroleum” or the “Company”) today announced that it has successfully completed its financial restructuring and emerged from Chapter 11. Oasis Petroleum has successfully restructured its balance sheet and reduced its prepetition debt by $1.8 billion and resolved the Mirada litigation, pursuant to its restructuring support agreement and "pre-packaged" restructuring plan (the “Plan”) confirmed by the Bankruptcy Court on November 10, 2020. Oasis Petroleum’s new common stock is expected to commence trading on NASDAQ under the ticker symbol OAS at market open on November 20, 2020.

Chairman of the Board, Douglas E. Brooks said, "On behalf of the new board of directors, I would like to acknowledge our appreciation to our employees for their diligent work during this process.  Oasis is now uniquely positioned with a best-in-class balance sheet, a quality and sustainable long-lived asset base, and a rigorous new capital discipline that should translate into long-term value creation for our shareholders.  This new direction for Oasis will be executed within a strong ESG culture to provide value for all stakeholders. The offices of the CEO and Non-Executive Chairman have been separated to reflect the broader strategic issues including, but not limited to, balancing cash returns and growth initiatives while maintaining operational excellence and sound environmental stewardship. "
Restructuring Highlights
Oasis’ new capital structure includes a new $575 million reserve-based revolving credit facility (“New RBL Facility”) maturing in May 2024. Oasis’ unsecured claims, including holders of Oasis’ senior unsecured notes, received their proportionate distribution of 100% of Oasis’ newly issued common stock (subject to dilution).
New RBL Facility
•$575 million borrowing base
•$340 million drawn at emergence
•First borrowing base redetermination scheduled for April 1, 2021
•Matures May 2024
•LIBOR + 300-400 bps rate with 100 bps floor
New Common Equity and Warrants
•Equity allocated to unsecured note holders: Approximately 20 million shares of common stock outstanding
•Shares authorized at emergence: 60 million shares
•Shares reserved for Long Term Incentive Plan, which constitutes the Management Incentive Plan: approximately 2.4 million shares
•Warrants to current Oasis Petroleum shareholders: Approximately 1.6 million warrants exercisable for one share of common stock at an initial exercise price of $94.57, expiring on November 19, 2024.

New Board of Directors
Oasis Petroleum has appointed a new Board of Directors effective today composed of experienced industry professionals with a clear understanding of the expectations and objectives of shareholders. Douglas E. Brooks has been named Chairman of the Board. The new Board of Directors consists of seven members (six of whom are independent) including: Douglas E. Brooks (Chairman), Thomas B. Nusz (CEO), Samantha Holroyd, John Jacobi, N. John Lancaster, Jr., Robert McNally and Cynthia L. Walker. Biographies for the new board members can be found on the Company’s website www.oasispetroleum.com.
Pro Forma Capital Structure Details
In accordance with the Plan, approximately $1.8 billion in pre-petition senior unsecured notes have been equitized resulting in $112.5 million in annual interest savings. Details of the Company’s pro forma capital structure and liquidity, excluding Oasis Midstream Partners, are outlined below:
Chief Executive Officer and Director, Thomas B. Nusz said, “Today marks a new beginning for Oasis Petroleum. We are emerging from the bankruptcy process as an even stronger company with an intense focus on generating sustainable returns and positive free cash flow coupled with a sharp goal of creating long-term value for our shareholders. These outcomes will be achieved by further cost reductions, new efficiencies, and strategic repositioning to reflect the current industry conditions.

I’d like to express our gratitude to our stakeholders including our regulators, vendors, customers, royalty interest owners, working interest owners and surface owners for their partnership throughout this process. The support of our lenders and noteholders has also been critical to the efficient completion of our financial restructuring. Finally, I want to thank our employees for their ongoing dedication to safety and execution. We look forward to operating efficiently, safely and responsibly, for the benefit of our stakeholders and communities, as we maximize our value for shareholders.”

Hedging
Oasis Petroleum currently has 29 mbopd swapped at $42.09 per barrel in 2021, 19 mbopd swapped at $42.74 per barrel in 2022, and 14 mbopd swapped at $43.68 per barrel in 2023.
Listing on the NASDAQ
In connection with emergence from Chapter 11, all of the Company’s existing equity interests will be cancelled, effective before the market opens on November 20, 2020. Shares of the Company’s new common stock will commence trading on the NASDAQ under the ticker symbol “OAS” on November 20, 2020.
Details of the restructuring, the securities issued pursuant to the Plan and the debt and other agreements entered into as part of the Plan will be provided in a Form 8-K which can be viewed on the Company’s website or the Securities and Exchange Commission’s website at www.sec.gov.
Oasis posted Select Financial and Operational Detail on the Company’s website today at http://oasispetroleum.investorroom.com/non-gaap. Oasis plans to share updated information and will post an updated investor presentation in the coming weeks on its website at www.oasispetroleum.com.

As previously disclosed, Oasis Midstream Partners (NASDAQ: OMP), an independent legal entity operated as a master limited partnership, and all subsidiaries in which it owns an equity interest were not included in Oasis Petroleum’s Chapter 11 proceedings.

Advisors

Tudor, Pickering, Holt & Co. and Perella Weinberg Partners are acting as financial advisors for the
Company, Kirkland & Ellis LLP is acting as legal advisor and AlixPartners, LLP is acting as restructuring advisor.

Evercore is acting as financial advisor and Paul, Weiss, Rifkind, Wharton & Garrison LLP and Porter Hedges LLP are acting as legal advisors to the Ad Hoc Committee of Senior Noteholders.

About Oasis Petroleum Inc.

Oasis is an independent exploration and production company focused on the acquisition and development of onshore, unconventional crude oil and natural gas resources in the United States. For more information, please visit the Company's website at www.oasispetroleum.com.

Forward-Looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties, including those detailed in the Company’s filings with the SEC, including the Company’s most recent Form 10-Q and its 2019 Form 10-K. These risks and uncertainties are incorporated by this reference as though fully set forth herein. These forward-looking statements include the Company’s ability to successfully capitalize on the reorganization and operate on a long-term basis. There is no assurance that the goals and timing herein can or will be met. In addition, any forward-looking statements represent the Company’s estimates only as of today and should not be relied upon as representing its estimates as of any future date. Oasis assumes no obligation to update its forward-looking statements.

Contacts

Investors:
Thomas B. Nusz, Chief Executive Officer and Director
Michael H. Lou, Chief Financial Officer and Executive Vice President
Bob Bakanauskas, Director, Investor Relations
(281) 404-9600